Exhibit 10.2

October __, 2005

[Name of Employee]

[Address]

[Address]

Re:	Retention Bonus

Dear __________,

We are pleased to offer you a cash incentive to remain employed with the Company. We are offering you the retention bonus described in this letter agreement because we recognize that you are critical to the success of our future business operations and you have the potential to make a significant impact on our future growth.

In consideration of your continued employment, you will be eligible to receive a retention bonus equal to 150% of your annual base salary in effect on October 19, 2005 (the “Retention Bonus”). For example, if your annual base salary is $200,000, you would eligible to receive a Retention Bonus in the amount of $300,000.

The Retention Bonus shall be payable in two equal cash payments, the first on October 19, 2006 and the second on October 19, 2007, on the condition that you are still employed by the Company through the date of payment; provided that if (i) you are earlier terminated without Cause, or (ii) you resign for Good Reason, as such terms are defined in your Change of Control agreement, the full amount of the bonus then unpaid shall be payable, upon delivery of a full release in satisfactory form to the Company, on the date that is six (6) months following the date of termination of employment.

The terms of this letter agreement cannot be modified except in a written document signed by a duly authorized officer of the Company and you. The obligations in this letter agreement shall survive, and not be affected by, a Change of Control and shall be binding on SumTotal and its successors. Nothing in this letter agreement shall modify or affect the terms of your Change of Control agreement, which shall remain in full force and effect.

If you agree to the terms of this letter agreement, please sign below and return this letter to Donald Fowler at SumTotal Systems. Thank you in advance for your continued service to the Company. Please feel free to contact me if you have any questions regarding this letter agreement.

Sincerely,

Donald E. Fowler

Interim CEO and Chair of SumTotal Systems, Inc.

Agreed:

___________________        Date: ____________